Exhibit (a)(1)(B)

April ___, 2006

Mr. Oded Bashan
Chairman of the Board of Directors,
President and Chief Executive Officer
On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O. Box 32
Rosha Pina, Israel 12000

Re:	Vested Option Lock-Up Agreement

Dear Mr. Bashan:

        The undersigned, a Holder, has exercised Options that are fully vested in accordance with the original terms of the applicable outstanding Option agreement between the Company and the Holder (“Vested Options”) pursuant to the terms of an offer (the “Offer”) extended by the Board of Directors of On Track Innovations Ltd. (the “Company”) to each of the Company’s and the Company’s subsidiaries’ employees, and the Company’s directors and office holders (the term “office holder” includes a director, the chief executive officer, the chief business manager, a vice president and any officer that reports directly to the chief executive officer, but for purposes of the Offer excludes “External Directors,” as such term is defined in the Israeli Companies Law of 1999) (each a “Holder”) who hold outstanding Vested Options to purchase ordinary shares nominal value NIS 0.1 per share, of the Company (“Ordinary Shares”), which were issued by the Company pursuant to the terms of the 2001 Share Option Plan or the 1995 Share Option Plan, which was superseded by the 2001 Share Option Plan, as amended (collectively, the “Share Option Plan”), as of April 11, 2006 (the “Offer Date”), to exercise all of his or her outstanding Vested Options (and other Non-Vested Options) into such number of Ordinary Shares (each a “Vested Option Share” and together the “Vested Option Shares”) based on the Black-Scholes pricing model according to the principles set forth in the offer letter (the “Offer Letter”) dated April 11, 2006 received by the Holder (the “Alternative Option Exercise Mechanism”).

        Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Offer documents, including, but not limited to the Tender Offer Statement filed on Schedule TO with the U.S. Securities and Exchange Commission on April 12, 2006, the Offer Letter and the related Letter of Transmittal.

        In recognition of the benefit that the Offer will confer upon the undersigned, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Company, the undersigned will not, for a period of thirty-three (33) months, commencing on the Exercise Date, as that term is defined in the Offer Letter, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of or transfer, the Vested Option Shares issued pursuant to the Alternative Option Exercise Mechanism or (2) enter into any swap or other derivative transaction that transfers to another, in whole or in part, directly or indirectly, the economic consequence of ownership of 82.5% of the Vested Option Shares, whether any such transaction or swap described in clause (1) or (2) above is to be settled by delivery of the Vested Option Shares, in cash or otherwise. Notwithstanding the foregoing, this Lock-Up Agreement shall initially apply only to 82.5% of the Vested Option Shares as set forth above (rounded up to the nearest whole Vested Option Share) and, beginning on June 30, 2006, and at the end of each September, December, March and June thereafter, an additional 7.5% of the Vested Option Shares (rounded down in each case to the nearest whole Vested Option Share) shall no longer be subject to the terms of this Vested Option Lock-Up Agreement.

        In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, is hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Vested Option Lock-Up Agreement.

        The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Vested Option Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

        The undersigned understands that, if the Offer is terminated or the undersigned rescinds the exercise of the Vested Options in accordance with the terms of the Offer prior to issuance of the Vested Option Shares, the undersigned shall be released from all obligations under this Vested Option Lock-Up Agreement.

        The undersigned understands that this Vested Option Lock-Up Agreement is irrevocable and that the Company is proceeding with the Offer in reliance upon this agreement.

        This Vested Option Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Israel.

Very truly yours, Signature: _________________________ Print Name: _________________________